Exhibit 99.1

Ventas, Inc.     10350 Ormsby Park Place Suite 300    Louisville, Kentucky 40223    (502) 357.9000    (502) 357.9029 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS DECLARES REGULAR QUARTERLY DIVIDEND OF $0.36 PER SHARE

Stockholders Re-elect Directors, Ratify E&Y and

Approve Employee and Director Stock Purchase Plan;

Board Re-appoints Presiding Director and Chairman

LOUISVILLE, KY (May 24, 2005) – Ventas, Inc. (NYSE:VTR) (the “Company” or “Ventas”) said today its Board of Directors declared a regular quarterly dividend of $0.36 per share, payable in cash on June 29, 2005, to stockholders of record on June 6, 2005. The dividend is the second quarterly installment of the Company’s 2005 annual dividend. The Company has approximately 85 million shares of common stock outstanding.

SHAREHOLDERS APPROVE PROPOSALS

At Ventas’s annual meeting today, stockholders voted to re-elect the following Board members to new, one-year terms: Debra A. Cafaro, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert, Christopher T. Hannon, Sheli Z. Rosenberg and Thomas C. Theobald.

Ventas stockholders also ratified Ernst & Young LLP as the Company’s independent auditors for 2005 and approved the Company’s Employee and Director Stock Purchase Plan.

BOARD RE-APPOINTS LEADERSHIP

Also today, consistent with the Company’s commitment to sound corporate governance, the Ventas Board of Directors re-appointed Mr. Crocker, an independent director, as the Company’s Presiding Director to chair executive sessions of the Board and otherwise act as a liaison between the independent members of the Ventas Board and the Company’s management. Additionally, the Ventas Board re-appointed Ms. Cafaro as Chairman. Ms. Cafaro is also the Company’s President and Chief Executive Officer.

Ventas, Inc. is a leading healthcare real estate investment trust that owns and invests in healthcare and senior housing assets in 40 states. Its properties include hospitals, skilled nursing facilities and assisted and independent living facilities. More information about Ventas can be found on its website at http://www.ventasreit.com.

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Ventas Declares Quarterly Dividend of $0.36 Per Share

May 24, 2005

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of our spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, (p) risks associated with the Company’s proposed acquisition of Provident Senior Living Trust (“Provident”), including its ability to successfully complete the merger on the contemplated terms and to timely and fully realize expected revenues and cost savings therefrom; (q) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities; and (r) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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